Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. TO PRESENT AT MICROCAP LEADERSHIP SUMMIT

BONITA SPRINGS, Fla., July 31, 2024 (GLOBE NEWSWIRE) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, announced today it has been selected to present at the 9th annual MicroCap Leadership Summit on Thursday, August 1st, 2024. The MicroCap Leadership Summit is a two-day event hosted by MicroCapClub at the Coeur d’Alene Resort in Coeur d’Alene, Idaho.

The Innovative Food Holdings presentation will be made by Chief Executive Officer (“CEO”) Bill Bennett and posted to the Company’s website. The MicroCap Leadership Summit is attended by 100 retail and institutional investors from around the world. Innovative Food Holdings was one of six companies selected to present at this year’s event. For more information about the MicroCap Leadership Summit, please visit: http://microcapclub.com/summit/.

About MicroCapClub

MicroCapClub is an exclusive forum for experienced microcap investors focused on microcap companies (sub $500 million market cap) trading on United States, Canadian, European, and Australian markets. MicroCapClub was created to be a platform for experienced microcap investors to share and discuss stock ideas. Since 2011, our members have profiled 1000+ microcap companies. Investors can join our community by applying to become a member or subscribing to gain instant view only access. MicroCapClub’s mission is to foster the highest quality microcap investor Community, produce Educational content for investors, and promote better Leadership in the microcap arena. For more information, visit https://microcapclub.com/.

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in our public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, inc.

investorrelations@ivfh.com